FREE WRITING PROSPECTUS Dated August 6, 2015	Filed Pursuant to Rule 433 Registration No. 333-201235 Registration No. 333-201235-03

CAPITAL AUTO RECEIVABLES ASSET TRUST 2015-3

Issuing Entity

$868,640,000 Asset Backed Notes, Class A

$50,940,000 Asset Backed Notes, Class B

$48,260,000 Asset Backed Notes, Class C

$42,900,000 Asset Backed Notes, Class D

CAPITAL AUTO RECEIVABLES LLC

Depositor

ALLY FINANCIAL INC.

Sponsor and Servicer

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus supplement dated August 6, 2015 and a prospectus dated August 6, 2015, which describe the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes to be issued by the issuing entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the Class A Notes, the Class B Notes, the Class C Notes or the Class D Notes.

Ratings

We will not issue the notes offered by the prospectus supplement and the prospectus unless:

•	the Class A Notes are rated in the highest rating category for long-term (AAAsf/Aaa (sf)) obligations by Fitch Ratings, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s”),

•	the Class B Notes are rated at least in the second highest rating category for long-term (AAsf/Aa (sf)) obligations by Fitch and Moody’s,

•	the Class C Notes are rated at least in the third highest rating category for long-term (Asf/A (sf)) obligations by Fitch and Moody’s, and

•	the Class D Notes are rated at least in the fourth highest rating category for long-term (BBBsf/Baa (sf)) obligations by Fitch and Moody’s.

Citigroup	Credit Suisse	J.P. Morgan	SOCIETE GENERALE

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-669-7629.